Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Remedium Oy:

We consent to the incorporation by reference in the registration statements No. 333-115737 and No. 333-37756 on Forms S-8 and registration statement No. 333-44096 on Form S-3 of Covalent Group, Inc. of our report dated May 12, 2006, with respect to the consolidated balance sheets of Remedium Oy as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the Preliminary Proxy Statement, Schedule 14A of Covalent Group, Inc. filed with the United States Securities and Exchange Commission on August 4, 2006.

Helsinki, August 4, 2006

KPMG OY AB

/s/ Virpi Halonen

Virpi Halonen

Authorized Public Accountant